EXHIBIT 10.30

FIRST AMENDMENT TO THE
TOLL MANUFACTURING AGREEMENT DATED SEPTEMBER 15, 2004
BETWEEN GENENTECH, INC. AND WYETH

This amendment (the “Amendment”), effective as of December 8, 2004, is made by and between Genentech, Inc., a Delaware corporation having a principal place of business at 1 DNA Way, South San Francisco, California 94080 (“Genentech”), and Wyeth, a Delaware corporation acting through its Wyeth Pharmaceuticals Division having its principal place of business at Five Giralda Farms, Madison, New Jersey 07940 (“Wyeth”). Wyeth and Genentech are referred to herein collectively as the “Parties.”

WHEREAS, the Parties desire to make certain changes to the Toll Manufacturing Agreement entered into between the Parties on September 15, 2004 (the “Agreement”) as further specified in this Amendment.

NOW THEREFORE, in consideration of the covenants and conditions contained herein, the Parties agree as follows:

1.
The first phrase of Section 19.1.1 of the Agreement shall be replaced with the following phrase: “Wyeth shall not disclose or transfer (a) Genentech Confidential Information and/or (b) Genentech Proprietary Materials provided to Wyeth by or on behalf of Genentech under this Agreement or reproduced by Wyeth from other Genentech Proprietary Materials provided to Wyeth by or on behalf of Genentech under this Agreement to any Third Party other than:”

2.
The first sentence of Section 19.4.3 of the Agreement shall be replaced with the following sentence: “Wyeth shall not use (a) Genentech Confidential Information and/or (b) Genentech Proprietary Materials provided to Wyeth by or on behalf of Genentech under this Agreement or reproduced by Wyeth from other Genentech Proprietary Materials provided to Wyeth by or on behalf of Genentech under this Agreement for any purpose other than performing its obligations under the Transaction Agreements, without first obtaining Genentech’s prior written consent to such utilization.”

3.
The first sentence of Section 21.9.4 of the Agreement shall be replaced with the following sentence: “Upon expiration or termination of this Agreement, unless otherwise directed by Genentech, Wyeth shall, within thirty (30) days after such expiration or termination: (i) either destroy or transfer to Genentech, at Genentech’s option and expense, all quantities of Product and all quantities of Genentech Proprietary Materials in Wyeth’s possession that were provided to Wyeth by or on behalf of Genentech under this Agreement or reproduced by Wyeth from other Genentech Proprietary Materials provided to Wyeth by or on behalf of Genentech under this Agreement, with any such destruction to be certified in writing to Genentech by an authorized Wyeth officer, (ii) return all Genentech Confidential Information to Genentech, provided that Wyeth may keep one (1) copy of the Genentech Confidential Information and the Technology for its legal records, with such Confidential Information continuing to be subject to the confidentiality provisions of this Agreement, and (iii) return to Genentech all retention and reserve samples of Product being held by Wyeth pursuant to Section 13.8 hereof.”

4.
Capitalized terms shall have the meaning assigned to them in the Agreement. Except as expressly and unambiguously stated herein, no other changes are made to the Agreement. All other terms and conditions of the Agreement shall remain in full force and effect. The Agreement and this Amendment constitute the entire understanding of the Parties with respect to the subject matter hereof and supersede any prior understanding, oral or written, between the Parties with respect thereto.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized representatives.

GENENTECH, INC.	WYETH, acting through its Wyeth Pharmaceuticals Division
/s/ MARKUS GEMUEND	/s/ CAVAN M. REDMOND
Markus Gemuend Vice President, Manufacturing Collaborations Date: December 6, 2004	Cavan M. Redmond Executive Vice President and General Manager, BioPharma Business Unit Date: December 12, 2004